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                                                                   Exhibit 10.26
CONSOLIDATED WATER CO. LTD.
RESOULTION RE EMPLOYEE SHARE OPTIONS

WHEREAS: -

      (1) over the past several years, miscalculations were made by the Company in the number of shares due to employees of the Company free of charge and the number of shares which they were entitled to purchase at a beneficial price under the Company's Share Incentive Plan ("the Plan"), resulting in over-allocations to certain employees;

      (2) on that miscalculation being corrected, certain of the employees expressed dissatisfaction with the reduced number of shares to which they became entitled to receive free of charge and to purchase under the Plan; and

      (2) the Directors and the relevant employees are prepared to compromise their differences by the grant to those employees of the options set out below

BE IT RESOLVED:

"THAT the Company grant to each of the following employees (which expression includes each employee's personal representatives):

                  Abel Castillo
                  Billy Banker
                  Rayburn Conolly
                  Ivan Tabora
                  Maggie Julier
                  Helverth Rodriquez
                  Chet Ritch
                  Louis Wood
                  Elizabeth Triana
                  Dave Hooker

an option to purchase the Number of Shares on the following terms and conditions:

      1. Options are granted in 2001 and in each calendar year thereafter so long as the employee is, at the Grant Date, a Participant (as defined therein) in the Plan.

      2. The price at which the option may be exercised will be the closing market price of the Company's Ordinary Shares on the Grant Date (or on the next Trading Day if the Grant Date is not a Trading Day)

      3. An option may be exercised by written notice to the company, accompanied by a remittance for the full amount, at any time during the period commencing on the earliest of the following dates:

            a.)   the date of death of the employee, or
            b.)   the date on which the employment of the employee is terminated as a result of permanent disability, or
            c.)   the date on which the employee retires having reached the age of 65 years, or,



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            d.)   the fourth anniversary of the Grant Date

            and ending at 5 p.m. on the thirtieth day after the fourth anniversary of the Grant Date or, in the case of the death of the employee only, 5 p.m. on the date which is 180 days after the date of his or her death, whichever is later.

For the purposes of this resolution, the following terms have the following meanings: -

      "GRANT DATE" means in each year 40 days after the date of the Company's Annual Shareholders' Meeting.

      " NUMBER OF SHARES" means, in respect of each calendar year and in relation to each employee, the number of Ordinary shares in the Company, which is five times:

      (a) that number of Redeemable Preference Shares which that employee receives without payment, plus

      (b) that number of Redeemable Preference Shares which that employee purchases pursuant to the Plan in that calendar year.

      "PERMANENT DISABILITY" means the inability due to injuries or illness to perform the duties for which the employee was employed to the Company which inability a physician licensed to practice in the Cayman Islands and nominated by the Company advises in his opinion will be permanent.

      " TRADING DAY," means a day on which the Company's shares are traded on the NASDAQ National Market.